AMENDMENT TO BYLAWS
                               DATED APRIL 5, 2001


         On April 5, 2001,  the Board of Directors  amended  Article II, Section
2.09 and Article V, Section 5.01 of the Bylaws by deleting them in their entirety and replacing them with the following, respectively:

                  "SECTION  2.09 PROXIES.  A  shareholder  entitled to vote at a meeting of shareholders, or to express consent or dissent in writing to any corporate action without a meeting of shareholders, may authorize another person to act for the shareholder by appointing the person as proxy. A shareholder, or the shareholder's duly authorized attorney-in-fact, may appoint a person as proxy by (i) signing, or causing the shareholder's signature to be affixed to, an appointment form by any reasonable means, including, but not limited to, by facsimile signature, or (ii) by transmitting, or authorizing the transmission of, an electronic transmission of appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy tabulation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy.

                  Such proxy shall be effective when filed with the Secretary of the Corporation or other officer or agent authorized to tabulate votes before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy."


                  "SECTION 5.01. CERTIFICATES FOR SHARES. The President, Vice President, or any officers of the Corporation may, in their discretion, issue to any shareholder a certificate or certificates representing the number and kind of shares owned by him or her in the Corporation. Certificates representing shares of the Corporation shall be in such form, consistent with the WBCL, as shall be determined by the Board of Directors. Such certificates shall be signed, either manually or in facsimile, by the President, a Vice President or any other officer authorized by the Board of Directors, and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and class of shares and series, if any, and date of issue, shall be entered on the stock transfer books of the Corporation. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except as provided in Section 5.04.

                  Shares may also be issued without certificates in the discretion of the President, Vice President, or any officers of the Corporation. Within a reasonable time after issuance or transfer of shares without certificates, the Corporation shall send the shareholder a written statement of the information required on share certificates under the WBCL, including the following:

               (a) the name of the Corporation;

               (b) the name of the person to whom shares were issued;

               (c) the number and class of shares and the designation of the series, if any, of the shares issued; and

               (d) either (i) a summary of the designations, relative rights, preferences and limitations, applicable to each class, and the variations in rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series, or (ii) a conspicuous statement that the Corporation will furnish the information specified in clause (i), above, on request, in writing and without charge."